UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) December 6, 2007
Advanta Corp.

(Exact name of registrant as specified in its charter)

Delaware	0-14120	23-1462070

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Welsh & McKean Roads, P.O. Box 844, Spring House, Pennsylvania	19477

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (215) 657-4000

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     (e) On December 6, 2007, the Compensation Committee of the Board of Directors met and, among other things, reviewed and approved the criteria for annual bonus awards that will be payable to eligible participants (including the Company’s executive officers) in 2008 for the 2007 performance year, under AMIP VI as administered pursuant to the Advanta Corp. 2000 Omnibus Stock Incentive Plan. For 2007, bonus awards under AMIP VI to executive officers generally will be based on the Committee’s judgment regarding individual and Company performance related to the following financial business objectives and performance goals: achievement of the Company’s 2007 strategic plan objectives; achievement of the Company’s publicly disclosed guidance for 2007; performance in earnings per share, net income, receivables and transaction volume and net credit losses. Bonus awards will also be based the Committee’s evaluation of performance measured by non-financial metrics approved by the Committee. The non-financial metrics include maintaining superior credit and risk management, various other quantitative and qualitative factors intended to measure, among other things, the success of the organization within its regulatory and competitive environments, each executive officer’s contributions toward the Company’s achievements during 2007, each executive officer’s contributions toward establishing a strong foundation for the Company’s future success and also to take into account the impact of factors beyond the executive officer’s control, such as the broader competitive and economic environment.
     Under AMIP VI, the target bonus for each executive officer of the Company is a percentage of the executive officer’s base salary. In accordance with the terms of AMIP VI, 2007 annual bonus awards could range from zero to 200% of the executive officer’s target bonus.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Advanta Corp. (Registrant)
Date: December 12, 2007
	By:	/s/ Elizabeth Mai
Elizabeth H. Mai
Senior Vice President, Chief Administrative Officer, Secretary and General Counsel